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                                   EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

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     We consent to the incorporation by reference in Registration Statement Nos.
333-91065, 333-58607, 333-49967, 333-45613, 333-42817, 333-20739, 33-63629,
33-63221, 33-60448, 33-39762, 33-36708, 33-31685, 33-21068, 33-05616 and
Post-Effective Amendment No. 1 to Registration Statement Nos. 33-01333 and 33-10396 of Commercial Federal Corporation on Form S-8 of our report dated February 7, 2002, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for derivatives and for a change in method of accounting for start-up activities and organizational costs), appearing in this Annual Report on Form 10-K of Commercial Federal Corporation for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
March 29, 2002